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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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ARCH CAPITAL GROUP LTD.
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Wessex House 45 Reid Street Hamilton HM 12, Bermuda	441 278 9250 Telephone 441 278 9255 Fax

March 31, 2005

Dear Shareholder:

        I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on April 28, 2005, at 8:30 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

        Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

Sincerely,

Constantine Iordanou President and Chief Executive Officer

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. will be held on April 28, 2005, at 8:30 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda, for the following purposes:

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  PROPOSAL 1:    To elect four Class I Directors to serve for a term of three years or until their respective successors are elected and qualified.

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  PROPOSAL 2:    To approve our 2005 Long Term Incentive and Share Award Plan.

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  PROPOSAL 3:    To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries.

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  PROPOSAL 4:    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2005.

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  PROPOSAL 5:    To conduct other business if properly raised.

        Only shareholders of record as of the close of business on March 21, 2005 may vote at the meeting.

        Our audited financial statements for the year ended December 31, 2004, as approved by our Board of Directors, will be presented at this annual general meeting.

        Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

        This proxy statement and accompanying form of proxy are dated March 31, 2005 and are first being mailed to shareholders on or about April 1, 2005.

Dawna Ferguson Secretary

Hamilton, Bermuda
March 31, 2005

THE ANNUAL GENERAL MEETING

        We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

Time and Place

        The annual general meeting will be held at 8:30 a.m. (local time) on April 28, 2005 at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda.

Record Date; Voting at the Annual General Meeting

        Our Board of Directors has fixed the close of business on March 21, 2005 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 35,101,042 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 240 holders of record and approximately 8,300 beneficial holders of the common shares. On the record date, there were 37,327,502 preference shares outstanding and entitled to vote, subject to the limitations in the certificate of designations and our bye-laws described below. There were 24 holders of record and beneficial holders of the preference shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

        Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd. ("ACGL" or the "Company"), directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

        There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC ("Warburg Pincus funds") and Hellman & Friedman LLC ("Hellman & Friedman funds"), that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

        In order to implement our bye-laws, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

        The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast.

        An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual general meeting, and our transfer agent will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists.

        Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

        All shareholders should complete, sign and return the enclosed proxy card. All shares represented at the annual general meeting by properly executed proxies received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

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  filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares or

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  attending the annual general meeting and voting in person.

        In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda, Facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

        Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

        We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

        Our audited financial statements for the year ended December 31, 2004, as approved by our Board of Directors, will be presented at this annual general meeting.

        As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors of ACGL is currently comprised of 12 members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Paul B. Ingrey, Kewsong Lee, David R. Tunnell and Robert F. Works, whose present terms expire this year, to serve as Class I Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board.

        Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

        Set forth below is information regarding the nominees for election:

Name	Age	Position
Paul B. Ingrey	65	Chairman* and Class I Director of ACGL
Kewsong Lee	39	Class I Director of ACGL
David R. Tunnell	34	Class I Director of ACGL
Robert F. Works	57	Class I Director of ACGL

  *
  Mr. Ingrey will become chairman of ACGL on April 1, 2005.

        Paul B. Ingrey has served as a director of ACGL since October 2001 and as vice chairman of ACGL from April 2004 until March 31, 2005. On April 1, 2005, he will become chairman of ACGL. Prior to April 2004, Mr. Ingrey served as chief executive officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from October 2001 and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

        Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the boards of Knoll, Inc., Eagle Family Foods, Inc., TransDigm Inc. and several privately held companies. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our shareholders agreement ("Shareholders Agreement"), which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004 ("2004 Annual Report").

        David R. Tunnell has been a director of ACGL since May 2002. He has served as a managing director of Hellman & Friedman LLC since 2003. Prior to joining Hellman & Friedman LLC in 1994,

Mr. Tunnell was employed by Lazard Frères & Co. in New York from 1992 to 1994. Mr. Tunnell currently serves as a director of Blackbaud, Inc. and as chairman of Vertafore, Inc. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Tunnell was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2004 Annual Report.

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

Required Vote

        A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class I Directors of ACGL.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Executive Officers

        As previously announced, Robert Clements, who was elected chairman and director of ACGL at the time of its formation in March 1995, is stepping down as chairman and a director of ACGL, effective March 31, 2005. He will continue to provide guidance to ACGL as a consultant. See "Proposal 1—Election of Directors—Director Compensation."

        The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Constantine Iordanou	55	President and Chief Executive Officer of ACGL and Class II Director of ACGL	2006
Peter A. Appel	43	Class II Director of ACGL	2006
Wolfe "Bill" H. Bragin	60	Class III Director of ACGL	2007
John L. Bunce, Jr.	46	Class II Director of ACGL	2007
Sean D. Carney	36	Class III Director of ACGL	2007
James J. Meenaghan	66	Class II Director of ACGL	2006
John M. Pasquesi	45	Vice Chairman and Class II Director of ACGL	2006

*
Indicates expiration of term as a director of ACGL

        Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

        Peter A. Appel was president and chief executive officer of ACGL from May 5, 2000 through July 31, 2003 and has been a director of ACGL since November 1999. Since August 2003, he has been a private investor. He was executive vice president and chief operating officer of ACGL from November 1999 to May 5, 2000, and general counsel and secretary of ACGL from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of ACGL from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher LLP, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2004 Annual Report.

        John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a managing director of Hellman & Friedman LLC, which he joined in 1988. Before joining Hellman & Friedman LLC, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is currently also a director of National Information Consortium, Inc. and Western Wireless Corporation. He has also served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2004 Annual Report.

        Sean D. Carney has served as a director of ACGL since July 2003. He has been a managing director of Warburg Pincus LLC since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. He holds an A.B. from Harvard College and an M.B.A from Harvard Business School. Mr. Carney was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2004 Annual Report.

        James J. Meenaghan has been a director of the Company since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

        John M. Pasquesi has been vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of

Hellman & Friedman LLC since 1988. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

        The following individuals are our executive officers and members of senior management who do not serve as directors of ACGL.

Name	Age	Position
John D. Vollaro	60	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Dwight R. Evans	52	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Ralph E. Jones III	48	President and Chief Executive Officer of Arch Insurance Group Inc.
Marc Grandisson	37	President and Chief Executive Officer of Arch Re (Bermuda)
Mark D. Lyons	49	Executive Vice President and Chief Actuary of Arch Insurance Group Inc.
John F. Rathgeber	50	President and Chief Executive Officer of Arch Reinsurance Company
Louis T. Petrillo	39	President and General Counsel of Arch Capital Services Inc.

        John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Dwight R. Evans has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since February 2005. Prior to February 2005, he served as chairman and chief executive officer of Arch Re (Bermuda) from April 2004 and as president of Arch Re (Bermuda) from October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

        Ralph E. Jones III joined Arch Insurance Group Inc. ("Arch Insurance Group") as president and chief executive officer on July 1, 2003. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies since November 1999. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Marc Grandisson has served as president and chief executive officer of Arch Re (Bermuda) since February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mark D. Lyons serves as executive vice president of group operations and chief actuary of Arch Insurance Group. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        John F. Rathgeber has served as president and chief executive officer of Arch Reinsurance Company since April 2004 and as managing director and chief operating officer of Arch Reinsurance Company since December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

Composition of the Board of Directors

        The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of the National Association of Securities Dealers, Inc. (the "NASD"). To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $60,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. As of April 1, 2005, our Board of Directors will consist of 11 directors, including 9 non-employee directors. Of such non-employee directors, two are former employees who concluded their services as employees during 2003 and, therefore, are not considered independent under applicable NASD rules. Our Board of Directors has concluded that the following seven non-employee directors are independent in accordance with the director independence standards set forth in Rule 4200 of the rules of the NASD: Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, David R. Tunnell and Robert F. Works.

        Pursuant to the Shareholders Agreement entered into in connection with the capital infusion in November 2001, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. Currently, our Board includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and Hellman & Friedman funds retain at least 60% of their original investment (or, depending upon the size of the Board, at lower retained percentages), these shareholders together will be entitled to nominate a majority of directors to our Board. Messrs. Bragin, Carney and Lee are the designees of the Warburg Pincus funds, and Messrs. Tunnell and Bunce are the designees of the Hellman & Friedman funds.

Meetings and Committees of the Board of Directors

        The Board of Directors held four meetings during 2004. The Board of Directors has established standing audit, compensation, executive, finance and investment, nominating and underwriting oversight committees. Each of the committees, except for the underwriting oversight committee, has a written charter, which are posted on our website at www.archcapgroup.bm. None of the material on our website is incorporated herein by reference. In addition, a transaction committee was formed under the subscription agreement entered into in connection with our November 2001 capital infusion (the "Subscription Agreement"), which is an exhibit to our 2004 Annual Report. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2004. Directors are encouraged but not required to attend our annual general meetings of shareholders. All of our directors at the date of the 2004 annual general meeting attended that meeting.

        As long as at least one representative of the Warburg Pincus funds is on the Board of Directors, each board committee will include at least one representative of the Warburg Pincus funds, and as long as at least one representative of the Hellman & Friedman funds is on the Board, each board committee will include at least one representative of the Hellman & Friedman funds. The foregoing is subject to the restrictions on service on the audit committee under the rules of the NASD and the Securities and Exchange Commission (the "SEC").

  Audit Committee

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. In 2004, our Board of Directors adopted a revised written charter for the audit committee. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe "Bill" H. Bragin and Robert F. Works. All of such audit committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Meenaghan qualifies as an "audit committee financial expert" under the rules of the SEC. The audit committee held six meetings during 2004. The report of the audit committee begins on page 12.

  Compensation Committee

        The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving and evaluating, and making recommendations to the Board regarding, our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any Board of Directors or compensation committee of any entity (other than ACGL) with which any member of our Board serves as an executive officer. The compensation committee held three meetings during 2004. The report of the compensation committee begins on page 22.

  Executive Committee

        The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. As of April 1, 2005, the executive committee consists of John L. Bunce, Jr., Constantine Iordanou and Kewsong Lee. The executive committee held one meeting during 2004.

  Finance and Investment Committee

        The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and to recommend to the Board financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. In February 2005, the finance and investment committee assumed the responsibilities of the capital management committee of the Board of Directors and, therefore, also reviews and makes recommendations to the Board regarding capital management issues, including debt and equity issuances and overall dividend policy. As of April 1, 2005, the finance and investment committee consists of John M. Pasquesi (chairman), Peter A. Appel, John L. Bunce, Jr., Sean D. Carney, Constantine Iordanou, Kewsong Lee and James J. Meenaghan. The finance and investment committee held four meetings during 2004, and the former capital management committee held two meetings during 2004.

  Nominating Committee

        The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual meeting of shareholders. As of April 1, 2005, the nominating committee consists of Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, David R. Tunnell and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of nominating committees. During 2004 and until March 2005, Mr. Clements, who served as chairman of the nominating committee since its inception, continued to serve as a member of the nominating committee pursuant to an exception under the rules of the NASD. The nominating committee held one meeting during 2004.

        When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities. A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advanced notice requirements set forth in our bye-laws, as described on page 48 under the caption "Shareholder Proposals for the 2006 Annual General Meeting." As described in more detail on page 48, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board.

        The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

  Underwriting Oversight Committee

        The underwriting oversight committee of the Board of Directors assists the Board by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of Paul B. Ingrey (chairman), John M. Pasquesi, Sean D. Carney and David R. Tunnell. The underwriting oversight committee held three meetings in 2004.

  Transaction Committee

        The transaction committee of the Board of Directors was formed under the Subscription Agreement. Until the date of the final determination of the purchase price adjustment at the fourth anniversary of closing of the capital infusion (i.e., November 20, 2005), approval of the following actions by the transaction committee is deemed to be approval by the entire Board:

  •
  an amendment, modification or waiver of rights by ACGL under the agreements relating to the capital infusion, including the Subscription Agreement, the certificate of designations for the preference shares or the Shareholders Agreement;

  •
  the enforcement of obligations of the investors under the above agreements; or

  •
  approval of actions relating to the disposition of non-core assets.

        The transaction committee consists of persons who either (1) were members of our Board of Directors on October 22, 2001 and/or (2) were designated as members of the transaction committee by a person who was a member of our Board on October 22, 2001. As of April 1, 2005, the transaction committee consists of Peter A. Appel, Constantine Iordanou, James J. Meenaghan and Robert F. Works. The transaction committee did not meet during 2004.

Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Corporate Secretary for review by the Board of Directors.

Report of the Audit Committee of the Board of Directors

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. The audit committee operates under a written charter, which is included as Appendix A to this proxy statement.

        It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). This is the responsibility of management and the independent public registered accounting firm. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

        The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our 2004 Annual Report, management's annual assessment of the effectiveness of ACGL's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion on the effectiveness of internal control over financial reporting and on management's annual assessment of ACGL's internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.

        The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of ACGL's financial statements.

        The audit committee has received the written confirmation from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from ACGL.

        Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and subsidiaries for the year ended December 31, 2004 in our 2004 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Wolfe "Bill" H. Bragin Robert F. Works

Summary Compensation Table

        The following table sets forth information regarding compensation paid to our executive officers for services rendered during fiscal years 2004, 2003 and 2002.

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)(3)	Restricted Share Award(s) ($)(4)		Securities Underlying Options (#)	All Other Compensation ($)(5)
Constantine Iordanou President and Chief Executive Officer of ACGL and Class II Director of ACGL	2004 2003 2002	1,000,000 1,000,000 1,000,000	2,500,000 937,504 875,000	(1) (2)	221,798 18,443 —	740,810 562,496 11,483,112	(1) (2)	120,000 — 425,000	145,093 141,116 105,247
John D. Vollaro Executive Vice President, Chief Financial Officer and Treasurer of ACGL	2004 2003 2002	480,000 450,000 380,513	744,000 675,000 364,000	(2)	151,228 101,208 52,322	233,940 — 1,421,000	(2)	40,000 — 85,000	76,565 63,804 46,906
Dwight R. Evans Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group	2004 2003 2002	618,750 600,000 500,000	738,400 549,230 438,750	(6) (1)(6) (2)(6)	207,241 196,026 191,843	233,940 126,755 101,250	(1) (2)	40,000 — 25,000	97,720 86,796 59,880
Ralph E. Jones III President and Chief Executive Officer of Arch Insurance Group Inc.(7)	2004 2003	625,000 300,000	850,000 187,514	(1)	100,126 38,760	233,940 1,847,987	(1)	40,000 100,000	87,130 32,790
Marc Grandisson President and Chief Executive Officer of Arch Re (Bermuda)(8)	2004 2003	451,750 427,000	603,909 423,529	(6) (1)(6)	156,837 145,762	194,950 90,216	(1)	32,000 —	32,339 23,614

(1)
A portion of the 2003 performance bonus for each of Messrs. Iordanou, Evans, Jones and Grandisson was paid in the form of common shares or common share units vesting in four equal installments on February 26, 2004, 2005, 2006 and 2007 aggregating as follows: (a) Mr. Iordanou—$750,000 in cash and $750,000 in common shares; (b) Mr. Evans—$506,979 in cash and $169,008 in common shares; (c) Mr. Jones—$150,018 in cash and $149,982 in common share units; and (d) Mr. Grandisson—$402,457 in cash and $120,288 in common shares. The restricted share units granted to Mr. Jones will be settled in common shares of ACGL after the termination of Mr. Jones' employment. The portion of such award vested on the date of grant is reflected in the "Bonus" column, and the portion of the award not vested on the date of grant is reflected in the "Restricted Share Award" column.

(2)
A portion of the 2002 performance bonus for each of Messrs. Iordanou, Vollaro and Evans was paid in the form of common shares or common share units vesting in four equal annual installments on February 20, 2003, 2004, 2005 and 2006 aggregating as follows: (a) Mr. Iordanou—$750,000 in cash and $500,000 in common share units; (b) Mr. Vollaro—$312,000 in cash and $208,000 in common shares; and (c) Mr. Evans—$405,000 in cash and $135,000 in common shares. The restricted share units granted to Mr. Iordanou will be settled in common shares of ACGL after the termination of Mr. Iordanou's employment. The portion of such award vested on the date of grant is reflected in the "Bonus" column, and the portion of the award not vested on the date of grant is reflected in the "Restricted Share Award" column. Subsequent to grant, the vesting schedule for Mr. Vollaro's award has been modified, as described below under "Proposal 1—Election of Directors—Employment Arrangements."

(3)
The following amounts relate to reimbursement of housing expenses for employees located in Bermuda: (a) $162,111 and $5,685 to Mr. Iordanou for 2004 and 2003, respectively; (b) $127,923, $63,499 and $52,322 to Mr. Vollaro for 2004, 2003 and 2002, respectively; (c) $173,988, $168,000 and $156,346 to Mr. Evans for 2004, 2003 and 2002, respectively; and (d) $134,031 and $126,000 to Mr. Grandisson for 2004 and 2003, respectively. With respect to Mr. Jones, the amount indicated for 2004 reflects reimbursement of $61,000 for housing expenses and $39,000 for related tax costs.

(4)
The value of each restricted share award is based upon the closing price of the common shares as reported on the NASDAQ National Market as of the grant date of such award. As of December 31, 2004, an aggregate of 424,879 unvested restricted common shares and units, with an aggregate value of $16,442,817, were held by the named executive officers as follows: (a) Mr. Iordanou—359,892 shares and units, with an aggregate value of $13,927,820, which includes 325,000 shares (vesting on December 31, 2006), 13,392 shares (vesting based on the schedule described in footnote 1 above), 12,666 shares (vesting in two equal installments on September 22, 2005 and 2006) and 8,834 units (vesting based on the schedule described in footnote 2 above); (b) Mr. Vollaro—4,000 shares, with a value of $154,800 (which shares vest in two equal installments on September 22, 2005 and 2006); (c) Mr. Evans—9,402 shares, with a value of $363,857, which includes 2,384 shares (vesting based on the schedule described in footnote 2 above), 3,018 shares (vesting based on the schedule described in footnote 1 above) and 4,000 shares (vesting in two equal installments on September 22, 2005 and 2006); (d) Mr. Jones—31,678 units, with a value of $1,225,938, which includes 25,000 units (vesting on July 1, 2005), 2,678 units (vesting based on the schedule described in footnote 1 above) and 4,000 units (vesting in two equal installments on September 22, 2005 and 2006); and (e) Mr. Grandisson—19,907 shares, with a value of $770,401, which includes 12,500 shares (vesting on October 23, 2006) and 1,926 shares (vesting based on the schedule described in footnote 2 above), 2,148 shares (vesting based on the schedule described in footnote 1 above) and 3,335 shares (vesting in two equal installments on September 22, 2005 and 2006). With respect to the restricted share awards granted on September 22, 2004, one-third of such awards vested on the date of grant and, as indicated above, the remainder of such awards will vest in two equal installments on September 22, 2005 and 2006. The restricted share units granted to Messrs. Iordanou and Jones will be settled in common shares of ACGL after the termination of their employment. During the vesting period, cash dividends (if any) would be paid on outstanding shares of restricted stock and credited with respect to restricted share units. Stock dividends issued with respect to such shares (if any) would be subject to the same restrictions and other terms and conditions that apply to restricted shares with respect to which such dividends are issued.

(5)
Includes: (1) matching contributions under an employee 401(k) plan in the amounts of (A) $9,225, $9,000 and $8,500 to Mr. Iordanou for 2004, 2003 and 2002, respectively; (B) $9,225, $9,000 and $8,500 to Mr. Vollaro for 2004, 2003 and 2002, respectively; (C) $9,225, $9,000 and $8,500 to Mr. Evans for 2004, 2003 and 2002, respectively; and (D) $9,225 to Mr. Jones for 2004; (2) pension contributions in the amounts of (A) $16,105, $15,650 and $15,755 to Mr. Iordanou for 2004, 2003 and 2002, respectively; (B) $16,105, $15,650 and $15,755 to Mr. Vollaro for 2004, 2003 and 2002, respectively; (C) $16,105, $15,650 and $15,755 to Mr. Evans for 2004, 2003 and 2002, respectively; (D) $16,105 and $10,650 to Mr. Jones for 2004 and 2003, respectively; and (E) $20,000 and $20,000 to Mr. Grandisson for 2004 and 2003, respectively; (3) contributions under an executive supplemental non-qualified savings and retirement plan in the amounts of (A) $115,275, $116,000 and $79,750 to Mr. Iordanou for 2004, 2003 and 2002, respectively; (B) $39,875, $36,250 and $22,651 to Mr. Vollaro for 2004, 2003 and 2002, respectively; (C) $59,994, $58,000 and $35,625 to Mr. Evans for 2004, 2003 and 2002, respectively; and (D) $60,900 and $21,750 to Mr. Jones for 2004 and 2003, respectively; and (4) term life insurance premiums in the amounts of (A) $4,488, $466 and $1,242 to Mr. Iordanou for 2004, 2003 and 2002, respectively; (B) $11,360 and $2,904 to Mr. Vollaro for 2004 and 2003, respectively; (C) $12,396 and $4,146 to Mr. Evans for 2004 and 2003, respectively; (D) $900 and $390 to Mr. Jones for 2004 and 2003, respectively; and (E) $12,339 and $3,614 to Mr. Grandisson for 2004 and 2003, respectively.

(6)
Under our incentive compensation plan, a bonus pool for performance has been established for Mr. Evans and Mr. Grandisson and other officers who are part of our reinsurance operations and insurance operations (other than Mr. Jones). Under the plan, bonus pools will be recalculated annually, and any resultant payments will be made to plan participants over a 10-year development period.

(7)
Mr. Jones joined Arch Insurance Group as president and chief executive officer on July 1, 2003.

(8)
Mr. Grandisson has served as president and chief executive officer of Arch Re (Bermuda) since February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001.

        The following table provides information regarding grants of stock options made during fiscal year 2004 to each of the named executive officers.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	5%	10%
Constantine Iordanou	120,000	12.9%	$39.00	9/22/2014	$2,941,272	$7,455,602
John D. Vollaro	40,000	4.3%	$39.00	9/22/2014	$980,424	$2,485,201
Dwight R. Evans	40,000	4.3%	$39.00	9/22/2014	$980,424	$2,485,201
Ralph E. Jones III	40,000	4.3%	$39.00	9/22/2014	$980,424	$2,485,201
Marc Grandisson	32,000	3.4%	$39.00	9/22/2014	$784,339	$1,988,161

(1)
The options vest in three equal annual installments on September 22, 2004, 2005 and 2006.

(2)
Pursuant to applicable SEC rules, percentages listed are based on options to purchase a total of 929,000 common shares granted to employees during fiscal year 2004.

(3)
Potential realizable value is calculated based on an assumption that the fair market value of our common shares appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term. The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent our estimates or projections of future share prices.

        The following table provides information regarding the number and value of options held by each of our named executive officers as of December 31, 2004. No options were exercised by any of the named executive officers during 2004.

Aggregated 2004 Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2004
			Value of Unexercised In-the- Money Options at December 31, 2004(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Constantine Iordanou	465,000	80,000	$6,460,000	0
John D. Vollaro	98,334	26,666	$1,139,000	0
Dwight R. Evans	138,334	26,666	$2,160,000	0
Ralph E. Jones III	80,001	59,999	$266,001	$132,999
Marc Grandisson	48,167	21,333	$701,250	0

(1)
For purposes of the above table, options are "in-the-money" if the market price of the common shares on December 31, 2004 (i.e., $38.70) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common shares subject to the options on December 31, 2004 and the aggregate exercise price of such options.

Employment Arrangements

        Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers. See also "Proposal 1—Election of Directors—Summary Compensation Table," "—Option Grants in Last Fiscal Year" and "—Report of Compensation Committee of the Board of Directors" for additional compensation information.

  Constantine Iordanou

        In January 2002, Mr. Iordanou was appointed to our Board of Directors and as chief executive officer of Arch Capital Group (U.S.) Inc., responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates. Effective August 1, 2003, Constantine Iordanou became president and chief executive officer of ACGL. His employment agreement currently provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. The initial term of Mr. Iordanou's employment agreement ends on January 1, 2007, but we or Mr. Iordanou may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the initial five-year term unless either we or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

        The agreement provides that if Mr. Iordanou's employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for in our disability plan. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments. Mr. Iordanou's major medical insurance coverage benefits pursuant to his employment agreement shall continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

        Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving benefits under the Company's major medical insurance coverage. Further, Mr. Iordanou has agreed to extend the non-competition period for a period of 18 months in the event of termination due to the expiration of the five-year term of his agreement if he is paid an amount equal to two times his base salary and annual target bonus (payable in equal monthly installments over that period) and he remains covered by the Company's major medical insurance plan. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        As inducements essential to his entering into his employment agreement, as of January 1, 2002, we granted Mr. Iordanou, under our incentive plan, 106,383 restricted shares as a signing bonus, 325,000 additional restricted shares and options to purchase 425,000 common shares at an exercise price equal to $23.50 per share. The restricted shares Mr. Iordanou received as a signing bonus vested on December 31, 2002, and the remaining 325,000 of his restricted shares will vest on December 31, 2006. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, all of such 325,000 restricted shares will immediately vest. In the case of termination by the Company without cause or resignation for good reason, however, such newly vested shares may not be transferred until December 31, 2006 (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event of termination for any other reason, all such restricted shares held by Mr. Iordanou will be forfeited. Mr. Iordanou's options to purchase 425,000 common shares are fully exercisable and will expire on January 1, 2012. In the event that Mr. Iordanou is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Iordanou's options will have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Iordanou will remain exercisable for a period of 90 days from termination.

  John D. Vollaro

        Mr. Vollaro has been appointed as our executive vice president, chief financial officer and treasurer. Mr. Vollaro's employment agreement currently provides for an annual base salary of $500,000. Mr. Vollaro is eligible to participate in an annual bonus plan on terms established from time to time by our Board. The target rate for the annual bonus is 100% of his annual base salary. Mr. Vollaro is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. The current term of his employment agreement ends on January 18, 2006, but we or Mr. Vollaro may terminate his employment at any time. Such agreement will be automatically extended for successive one-year periods after the term unless either we or Mr. Vollaro gives at least 60 days notice of the intention not to renew.

        The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good cause, he will be entitled to receive an amount equal to the total remaining base salary which he would have been paid for the remainder of the employment term. The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he will be entitled to receive solely his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he will also be entitled to receive his annual bonus prorated through the date of termination, provided that such bonus will not be less than the average annual bonus received for the preceding three years; and, if he has not received bonuses for three years, he will receive a prorated portion of the average of the bonuses received, if any, but not less than a prorated portion of 90% of his base salary.

        Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving his severance payments and benefits under our major medical insurance coverage. Further, Mr. Vollaro has agreed to a non-competition period of two years if his termination results from notice of the intent not to renew the agreement by us or Mr. Vollaro, and we agree in writing to pay him the sum of his annual base salary and target annual bonus for such period, payable in monthly installments over such period. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        As inducements essential to his entering into his employment agreement, on January 18, 2002, we granted Mr. Vollaro, under our incentive plan, 50,000 restricted shares and options to purchase 85,000 common shares at an exercise price equal to $25.30 per share. Mr. Vollaro's 50,000 restricted shares were initially scheduled to vest on January 18, 2007. The vesting period for such shares (and 3,674 other shares that were originally scheduled to vest in two equal installments on February 20, 2005 and 2006) was changed such that the shares vested on December 30, 2004. In connection with this change in vesting schedule, Mr. Vollaro agreed that the non-competition period under his employment agreement would not end earlier than January 18, 2007 under any circumstances. Mr. Vollaro's 85,000 options are fully exercisable and will expire on January 18, 2012. In the event that Mr. Vollaro is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Vollaro's options will have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Vollaro will remain exercisable for a period of 90 days from termination.

  Dwight R. Evans

        Mr. Evans has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since February 2005. Prior to that time, he served as chairman and chief executive officer of Arch Re (Bermuda) from April 2004 and as president of Arch Re (Bermuda) from October 2001. His employment agreement currently provides for an annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Evans is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board. Mr. Evans is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. The current term of his employment agreement ends on October 23, 2005, but we or Mr. Evans may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods unless we or Mr. Evans gives notice at least 60 days prior to the expiration of the term of the agreement.

        Mr. Evans agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Evans also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        On October 23, 2001, as inducements essential to his entering into employment agreements, we granted Mr. Evans, under our incentive plan, 50,000 restricted shares and options to purchase 100,000 common shares at an exercise price equal to $20.00 per share. Mr. Evans' restricted shares vested on October 23, 2004. Mr. Evans' options to purchase 100,000 common shares are fully exercisable and will expire on October 23, 2011. In the event that Mr. Evans is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Evans' options will remain exercisable for the remainder of the term of the option. In the event of termination for any other reason, all vested options held by Mr. Evans will remain exercisable for a period of 90 days from termination.

  Ralph E. Jones III

        Mr. Jones serves as president and chief executive officer of Arch Insurance Group. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position at ACGL, since September 2003. His employment agreement currently provides for an annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Jones is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board. Mr. Jones is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other benefits provided to senior executives of the Company. The initial term of his employment agreement ends on July 1, 2008. The employment agreement may be terminated at any time by us or for good reason by Mr. Jones. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Jones gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Jones is terminated without cause or for good reason, he will be entitled to receive an amount equal to two times his annual base salary plus his annual target bonus. If the employment agreement is terminated by us for cause, resignation by Mr. Jones from his position other than for good reason or as a result of his death or permanent disability, Mr. Jones is entitled to receive his annual base salary through the date of such termination.

        Mr. Jones agreed that, during the employment period and for the period of two years after termination of employment for cause or if Mr. Jones resigns without good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If his employment is terminated by us without cause or by Mr. Jones with good reason, the non-competition period will extend for the period during which we pay Mr. Jones severance, as discussed above. In the event that the termination of employment is due to us or Mr. Jones giving written notice of their intention not to extend the employment agreement, the non-competition period will be 24 months following the date of such termination if we pay Mr. Jones his annual base salary and target annual bonus over such non-competition period. Mr. Jones also agreed that he will not, for a period of two years following termination, induce or attempt to induce any persons who were our employees during such non-solicitation period or within the six months prior thereto to leave his or her position with us or induce any customer to cease doing business with us.

        On July 1, 2003, as inducements essential to his entering into employment agreements, we granted Mr. Jones, under our incentive plan, 50,000 restricted shares and options to purchase 100,000 common shares at an exercise price equal to $34.71 per share. In April 2004, the original restricted share award was replaced by an award of 50,000 restricted share units on terms that are substantially similar to the original award. The restricted share units vest in two equal annual installments commencing on July 1, 2004 and will be settled in common shares after the termination of Mr. Jones' employment. In the event of a change in control, the units will immediately vest in full. If Mr. Jones ceases to be an employee prior to the date the restricted share units otherwise become vested due to his or her death or permanent disability or due to termination by us not for cause or by Mr. Jones for good reason, a pro-rated number (based on length of service) of any unvested restricted share units will become vested in full. If Mr. Jones ceases to be an employee for any other reason prior to the date the restricted share units become vested, the unvested units will be forfeited by Mr. Jones. Mr. Jones's options to purchase 100,000 common shares vest in three equal annual installments, commencing July 1, 2003, and will expire on July 1, 2013. In the event that Mr. Jones is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Jones's options will remain exercisable for three years following such termination of his employment, but in any event not later than July 1, 2013. In the event of termination for any other reason, all vested options held by Mr. Jones will remain exercisable for a period of 90 days from termination.

  Marc Grandisson

        Mr. Grandisson has served as president and chief executive officer of Arch Re (Bermuda) since February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001 to April 2004. His employment agreement currently provides for an annual base salary of $475,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. The initial term of his employment agreement ends on October 23, 2006, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason before October 23, 2006, he will be entitled to receive an amount equal to his annual base salary.

        Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        On October 23, 2001, as inducements essential to his entering into employment agreements, we granted Mr. Grandisson, under our incentive plan, 12,500 restricted shares and options to purchase 37,500 common shares at an exercise price equal to $20.00 per share. Mr. Grandisson's restricted shares will vest on October 23, 2006. If Mr. Grandisson is terminated due to his death or permanent disability, all of such restricted shares will vest to him. Any unvested shares held by Mr. Grandisson will be forfeited if he otherwise terminates his service with us. Further, in the event that Mr. Grandisson is terminated within two years after a change of control without cause or due to permanent disability or he terminates his employment for good reason, all of his restricted shares will vest immediately upon such termination. Mr. Grandisson's options to purchase 37,500 common shares are fully exercisable and will expire on October 23, 2011. In the event that Mr. Grandisson is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Grandisson's options will remain exercisable for the remainder of the term of the option. In the event of termination for any other reason, all vested options held by Mr. Grandisson will remain exercisable for a period of 90 days from termination.

Director Compensation

        In light of the enhanced responsibilities of directors, on February 24, 2005, the Board of Directors of ACGL approved certain changes to the annual compensation arrangements of its non-employee director compensation arrangements, effective as of the 2005 annual general meeting of shareholders of ACGL. The updated compensation arrangements are outlined below (previous amounts are shown in parentheses).

        Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $40,000 (previously $30,000). Each such director is entitled, at his option, to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% (previously 120%) of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 (no change) for each Board meeting attended and $1,000 (no change) for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $25,000 (previously $10,000), and other members of the audit committee receive an annual fee of $5,000 (previously $0). Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000 (previously $3,000).

        Each year, the non-employee directors are also granted a number of restricted shares equal to $35,000 (previously $20,000) divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares will vest on the first anniversary of the grant date.

        In addition, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees.

  Robert Clements

        Robert Clements, who was elected chairman and director of ACGL at the time of its formation in March 1995, is stepping down as chairman and a director of ACGL, effective March 31, 2005. Under a Consulting Agreement, dated as of March 17, 2005, between Mr. Clements and ACGL, Mr. Clements will make himself available to provide consulting services to ACGL for up to 25 days per year (for 2005, a prorated portion thereof) from April 1, 2005 through December 31, 2009 (the "Consulting Term"). During the Consulting Term, Mr. Clements will receive $100,000 per year for such services (for 2005, a prorated portion thereof), and ACGL will continue to pay for rent and utilities for office space occupied by Mr. Clements and related administrative support.

        During 2004, under his retention agreement, Mr. Clements received compensation in cash at an annual rate equal to one-half of the salary of ACGL's chief executive officer. Under such agreement, he received $500,000 for 2004, and his salary was paid at the rate of $500,000 per annum during 2005. In September 2004, he was also granted 1,600 restricted common shares and 10,000 stock options at an exercise price of $39.00 per share. In addition, under his retention agreement, Mr. Clements has agreed to certain non-solicitation of employees and non-competition provisions for specified periods. In connection with these arrangements, Mr. Clements waived his right to receive any non-employee director compensation.

  Paul B. Ingrey

        Mr. Ingrey currently serves on our Board of Directors and as vice chairman of ACGL and, from October 2001 to April 2004, he served as chairman and chief executive officer of Arch Re (Bermuda). On April 1, 2005, Mr. Ingrey will become chairman of the Board of Directors of ACGL. As chairman, he will principally be responsible for assisting the Board of Directors in overseeing and monitoring our business and operations and will provide general stewardship to ACGL. He will not have any prescribed responsibilities for our day-to-day operations, and no operating personnel will report directly to him.

        Mr. Ingrey's employment agreement provided for an annual base salary of $750,000 from April 6, 2004 to October 24, 2004. Commencing October 24, 2004, his annual base salary is $250,000 through the remainder of the term of his employment agreement. Mr. Ingrey is eligible to participate in our employee benefit programs and to use any private aircraft owned or leased by the Company for travel between Bermuda and his private residence. The initial term of his employment agreement ends on October 24, 2007, but we or Mr. Ingrey may terminate his employment at October 24, 2005 or 2006 with at least 60 days prior notice. The agreement will be automatically extended for additional one-year periods on the same terms and conditions as the current employment agreement, unless we or Mr. Ingrey gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that the employment agreement will also terminate upon Mr. Ingrey's death or permanent disability or for cause. In connection with these arrangements, Mr. Ingrey is not entitled to receive any of the compensation paid to our non-employee directors, as described above.

        Mr. Ingrey agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for such additional six-month period. Mr. Ingrey also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        On October 23, 2001, as inducements essential to his entering into an employment agreement, we granted Mr. Ingrey, under our incentive plan, 422,407 restricted shares and options to purchase 422,407 common shares at an exercise price equal to $20.00 per share. Mr. Ingrey's restricted shares vested on October 23, 2004. Mr. Ingrey's options to purchase 422,407 common shares are fully exercisable and will expire on October 23, 2011. In the event that Mr. Ingrey is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Ingrey's options will have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Ingrey will remain exercisable for a period of 90 days from termination.

Report of the Compensation Committee of the Board of Directors

        The compensation committee of our Board of Directors is responsible for developing and making recommendations to the Board with respect to all matters related to the compensation of our executive officers and establishing overall compensation policies for our employees. The following report summarizes our current compensation policies.

  Compensation Philosophy

        Our compensation program is designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving both our short and long-term strategic goals, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and our performance.

        The principal components of our compensation program are base salary, annual performance bonus and share-based incentives. In determining the amount and form of executive compensation, the compensation committee considers the competitive market for senior executives, the executive's role in achieving our business objectives and our overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity may be based on corporate performance.

        The compensation committee believes that, in order for ACGL to remain competitive in attracting and retaining employees, the compensation committee intends for ACGL to pay total direct compensation (i.e., base salary, annual bonus and long-term incentive grants) above the market median if ACGL's performance meets return on equity targets and is superior to its peers. During 2004, the compensation committee engaged a nationally recognized independent compensation consultant to assist in the review and evaluation of ACGL's overall compensation structure and programs.

  Base Salary

        Base salaries reflect individual positions, responsibilities, experience and potential contribution to our success. Actual salaries vary according to the compensation committee's subjective assessment of a number of factors in its review of base salaries of executives. The compensation committee will periodically evaluate each individual's job responsibilities and related compensation, and compare cash compensation practices to peer groups and other relevant compensation data to ensure that our compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and may reflect market and cost-of-living increases.

  Annual Performance Bonus

        Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to our performance. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

        Target performance bonus opportunities are generally established for employees upon the commencement of employment and are periodically reviewed by the compensation committee. An individual's target performance bonus opportunity is expressed as a percentage of base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole.

        We have established an incentive compensation plan in order to provide our employees with an opportunity to earn annual bonus compensation as an incentive and reward for their efforts to achieve our financial and strategic objectives. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year based on a number of factors, including the management plan for such year and non-prescribed measures ("Target Bonus Approach"), and (2) a quantitative, formula-based measure ("Formula Approach").

        For 2004, the Target Bonus Approach was applied to Messrs. Iordanou, Vollaro and Jones. Under the Target Bonus Approach, performance is judged against the achievement of the strategic and financial objectives contained in the applicable management plan submitted to the Board for the year, peer group performance and other measures deemed applicable by the compensation committee. At the individual level, actual performance bonuses for each participant reflects both individual and segment performance. All performance assessments include both objective and subjective elements. For 2004, there was no predetermined weight given to specific performance criteria. Rather, the compensation committee's evaluation involved a subjective balancing of the various measures of performance.

        For 2004, the Formula Approach was applied to Messrs. Evans and Grandisson and all executives included in our reinsurance and insurance segments (other than Mr. Jones). Under the Formula Approach, a bonus pool is established for each of our reinsurance segment and our insurance segment based on performance during a given underwriting year. Under the plan, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants, over a 10-year development period. Accordingly, the amount that ultimately will be paid for 2004 underwriting year performance under the Formula Approach will be based on the overall results of the reinsurance segment and insurance segment, as applicable, as such results become known over the 10-year development period.

  Long-Term Incentive Compensation

        We believe that share-based awards are a particularly important component of compensation that correlates long-term individual motivation and reward to our performance. Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, stock options, restricted shares and other share-based awards, which comprise a significant portion of executive compensation, are dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Generally, options awarded to executives are granted at 100% of the market value of the shares on the date of grant and become exercisable or vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards.

        Share-based compensation grant levels and awards are reviewed and determined by the compensation committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including (1) corporate performance on an absolute basis (i.e., return on equity-based) and relative to ACGL's peers and individual performance, (2) competitive total compensation and long-term incentive grant levels as determined in the market and (3) our share ownership objectives.

        Based on the above factors and the recommendations of the nationally recognized independent consultant retained by the compensation committee, the compensation committee granted certain long-term incentive equity-based awards to senior level executives during 2004. As part of the review process, the consultant examined the competitiveness of compensation for senior executives, considered ACGL's recent performance and reviewed ACGL's current dilution and overhang relative to other companies. The awards consisted of restricted common shares and stock options, which, in each case, vest in three equal annual installments commencing on the grant date. The stock options have a per share exercise price equal to the fair market value of a common share on the grant date and, subject to the applicable award agreements, will expire ten years from the grant date. Share-based awards granted to the named executive officers during 2004 are summarized under the captions "Proposal 1—Election of Directors—Summary Compensation Table," "—Option Grants in Last Fiscal Year" and "—Report of the Compensation Committee of the Board of Directors—CEO Compensation." See also "Proposal 1—Election of Directors—Employment Arrangements."

  CEO Compensation

        The compensation of Mr. Iordanou, our president and chief executive officer, is determined by the compensation committee in accordance with the compensation principles and plans described in this report, and is also governed by the terms of his employment agreement. Mr. Iordanou's base salary of $1,000,000 per annum was established by the employment agreement entered into upon his joining the Company in January 2002. He did not receive an increase in base salary in 2003 or 2004. Consistent with the compensation committee's general compensation philosophy for senior executives, his compensation for 2004 was weighted significantly towards performance-based compensation in the form of a cash bonus payment and equity awards. The compensation committee believes that the performance-based compensation components of his total compensation, together with his beneficial ownership position in the Company, align his interests with the long-term interests of the Company and its shareholders.

        In determining the discretionary portion of his compensation, the compensation committee evaluates Mr. Iordanou's contributions toward creation and enhancement of shareholder value. The compensation committee considers objective factors, such as the achievement of certain strategic, financial and operational goals, as well as subjective factors, such as his dedication and leadership abilities. Under his leadership, financial results for 2004, our third full year of operation, were strong. The Company's diluted book value per share increased to $31.03 at December 31, 2004, a 21.6% increase from $25.52 per share at December 31, 2003. The Company reported net income of $316.9 million and earned a return on average equity of 16.0%. Gross premiums written increased by 13.7% to $3.67 billion, and net premiums written increased by 8.8% to $2.98 billion. These strong results were achieved in a year in which the insurance and reinsurance industry experienced many challenges, including the ongoing industry investigations regarding brokerage relationships and related matters and significant industry losses from several natural disasters during the 2004 third quarter. In addition, significant milestones were reached in the Company's systems infrastructure, and the Company successfully implemented the internal control report under Section 404 of the Sarbanes-Oxley Act of 2002.

        Based on the above, Mr. Iordanou received a cash bonus of $2,500,000 for 2004 performance. In September 2004, he also was granted 19,000 restricted common shares and 120,000 stock options with a per share exercise price of $39.00 per share, each of which vests in three equal annual installments commencing on the grant date. The committee considered the recommendations of a nationally recognized compensation consultant in determining such equity awards. See "Proposal 1—Election of Directors—Summary Compensation Table," "—Option Grants in Last Fiscal Year" and "—Employment Arrangements."

  Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the compensation committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The compensation committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

COMPENSATION COMMITTEE John L. Bunce, Jr. (chairman) Kewsong Lee James J. Meenaghan Robert F. Works

Performance Graph

        The following graph compares the cumulative total shareholder return on our common shares for each of the last five years through December 31, 2004 to the cumulative total return, assuming reinvestment of dividends, of (1) Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500 Index") and (2) the S&P 500 Property & Casualty Insurance Index. The share price performance presented below is not necessarily indicative of future results.

CUMULATIVE TOTAL SHAREHOLDER RETURN (1)(2)

(1)
Stock price appreciation plus dividends.

(2)
The above graph assumes that the value of the investment was $100 on December 31, 1999. The closing price for our common shares on December 31, 2004 (i.e., the last trading day in 2004) was $38.70.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information available to us as of March 21, 2005 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Please note that this table addresses ownership of voting shares; it does not address the voting power of those shares, which, in some cases, is different from the percentage set forth below.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Ownership (1)	(C) Fully-Diluted Percentage (2)
Warburg Pincus(3) c/o 466 Lexington Avenue New York, New York 10017	22,910,478	40.9%	29.1%
HFCP IV (Bermuda), L.P. (Bermuda) Ltd.(4)(5) c/o Appleby Corporate Services Canon's Court 22 Victoria Street Hamilton HM 12, Bermuda	11,572,738	24.2	14.7
H&F International Partners IV-A (Bermuda), L.P.(4)(6) c/o Appleby Corporate Services (Bermuda) Ltd. Canon's Court 22 Victoria Street Hamilton HM 12, Bermuda	1,899,399	4.0	2.4
H&F International Partners IV-B (Bermuda), L.P.(4)(7) c/o Appleby Corporate Services (Bermuda) Ltd. Canon's Court 22 Victoria Street Hamilton HM 12, Bermuda	627,442	1.3	0.8
H&F Executive Fund IV (Bermuda), L.P.(4)(8) c/o Appleby Corporate Services (Bermuda) Ltd. Canon's Court 22 Victoria Street Hamilton HM 12, Bermuda	260,602	0.5	0.3
BAMCO Inc.(9) 767 Fifth Avenue New York, New York 10153	4,201,450	12.0	5.3
Insurance Private Equity Investors, L.L.C.(10) 3001 Summer Street Stamford, CT 06905	2,181,313	5.9	2.8

Third Avenue Management LLC(11) 767 Third Avenue New York, New York 10017	2,025,178	5.8	2.6
Farallon Partners, L.L.C.(12) c/o Farallon Capital One Maritime Plaza Suite 1325 San Francisco, CA 94111	1,890,925	5.2	2.4
Farallon Capital Management, L.L.C.(13) c/o Farallon Capital One Maritime Plaza Suite 1325 San Francisco, CA 94111	640,964	1.8	0.8
Constantine Iordanou(14)	884,588	2.5	1.3
Paul B. Ingrey(15)	803,059	2.3	1.0
John D. Vollaro(16)	161,684	*	*
Dwight R. Evans(17)	225,754	*	*
Ralph E. Jones III(18)	80,101	*	*
Marc Grandisson(19)	88,525	*	*
Peter A. Appel(20)	889,175	2.5	1.1
Wolfe "Bill" H. Bragin(21)	4,960	*	*
John L. Bunce, Jr.(22)	14,360,182	30.0	18.3
Sean D. Carney(23)	22,913,079	40.9	29.1
Kewsong Lee(24)	22,919,275	40.9	29.1
James J. Meenaghan(25)	28,347	*	*
John M. Pasquesi(26)	1,553,711	4.2	2.0
David R. Tunnell(27)	14,360,182	30.0	18.3
Robert F. Works(28)	31,206	*	*
All directors and executive officers (17 persons)(29)	42,203,344	58.6%	54.1%

Series A Convertible Preference Shares
Name and Address of Beneficial Owner	Number of Preference Shares Beneficially Owned	Rule 13d-3 Percentage Ownership
Warburg Pincus(3)	20,906,560	56.0%
HFCP IV (Bermuda), L.P.(4)(5)	10,271,579	27.5
H&F International Partners IV-A (Bermuda), L.P.(4)(6)	1,685,843	4.5
H&F International Partners IV-B (Bermuda), L.P.(4)(7)	556,897	1.5
H&F Executive Fund IV (Bermuda), L.P.(4)(8)	231,501	*
Insurance Private Equity Investors, L.L.C.(10)	1,600,753	4.3
Constantine Iordanou	0	0
Paul B. Ingrey(15)	103,242	*
John D. Vollaro	0	0
Dwight R. Evans	0	0
Ralph E. Jones III	0	0
Marc Grandisson(19)	12,905	*
Peter A. Appel(20)	51,621	*
Wolfe "Bill" H. Bragin	0	0
John L. Bunce, Jr.(22)	12,745,820	34.1
Sean D. Carney(23)	20,906,560	56.0
Kewsong Lee(24)	20,906,560	56.0
James J. Meenaghan	0	0
John M. Pasquesi(26)	387,158	1.0
David R. Tunnell(27)	12,745,820	34.1
Robert F. Works	0	0
All directors and executive officers (17 persons)(29)	34,207,306	91.6%

*
Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 21, 2005. Therefore, column (B) has been computed based on (a) 35,101,042 common shares actually outstanding as of March 21, 2005 and (b) common shares that may be acquired within 60 days of March 21, 2005 upon the exercise of options and warrants and conversion of preference shares held only by the person whose Rule 13d-3 Percentage Ownership of common shares is being computed. Each series A convertible preference share ("preference share") is convertible into one common share, subject to adjustments. The preference shares are mandatorily convertible under certain circumstances. The purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please refer to our Subscription Agreement, included as an exhibit to our 2004 Annual Report.

(2)
Amounts shown under column (C) in the above table have been computed based on (a) 35,101,042 common shares actually outstanding as of March 21, 2005, (b) common shares that may be acquired upon the exercise of all outstanding options and warrants and conversion of all preference shares, whether or not such options and warrants are exercisable within 60 days held by all persons and (c) 84,992 restricted common share units. As of March 21, 2005, there were outstanding (a) class B warrants to purchase an aggregate of 98,125 common shares, (b) options to purchase an aggregate of 6,031,038 common shares and (c) 37,327,502 preference shares. The class B warrants are currently exercisable at $20.00 per share and expire on September 19, 2005. See note (1) for a description of the preference shares.

(3)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda") and Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I. WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D/A filed with the SEC on December 18, 2002 by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(4)
HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda") are referred to as the "H&F funds". H&F Investors IV (Bermuda) L.P. ("HFI IV Bermuda") is the sole general partner of each of the H&F funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. By reason of their relationships with the H&F funds, HFI IV Bermuda and HFCI Bermuda may be deemed to beneficially own all of the common shares owned by the H&F funds. The H&F funds, and as a result, HFI IV Bermuda and HFCI Bermuda also beneficially own an aggregate of (i) 5,100 common shares issuable upon exercise of currently exercisable options issued to John L. Bunce, Jr., and David R. Tunnell and (ii) 7,038 common shares issued to Messrs. Bunce and Tunnell in consideration for their service as directors of the Company. Other than the information about options issued to Messrs. Bunce and Tunnell, the foregoing is based on a Schedule 13D/A filed with the SEC on March 3, 2003.

(5)
The security holder is HFCP IV Bermuda. 9,963 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFCP IV Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(6)
The security holder is HFIP IV-A Bermuda. 1,635 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFIP IV-A Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(7)
The security holder is HFIP IV-B Bermuda. 540 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFIP IV-B Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(8)
The security holder is HFEF Bermuda. None of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFEF Bermuda.

  Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(9)
Based upon a Schedule 13G/A filed with the SEC on February 15, 2005 jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively with BCG, BAMCO and BCM, the "Baron Group"). In the Schedule 13G/A, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G/A reported that (i) BCG has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 3,892,550 common shares and shared dispositive power with respect to 4,166,450 common shares, (ii) BAMCO has shared voting power with respect to 3,587,500 common shares and shared dispositive power with respect to 3,852,500 common shares, (iii) BCM has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 305,050 common shares and shared dispositve power with respect to 313,950 and (iv) Ronald Baron has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 3,892,550 common shares and shared dispositive power with respect to 3,892,550 common shares.

(10)
Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Based on a Schedule 13D/A dated September 29, 2004 and filed with the SEC by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares under the Subscription Agreement.

(11)
Based upon a Schedule 13G/A filed with the SEC on February 16, 2005 by Third Avenue Management LLC ("TAM"), an investment advisor. In the Schedule 13G/A, TAM reported that it has sole voting power with respect to 1,978,978 common shares and sole dispositive power with respect to 2,025,178 common shares.

(12)
The security holders are Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP II"), Tinicum Partners, L.P. ("Tinicum") and RR Capital Partners, L.P. ("RR" and together with FCP, FCIP II, FCIP III and Tinicum, the "Farallon Partnerships"). Farallon Partners, L.L.C. ("FP") is the general partner of the Farallon Partnerships. FP may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FP, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D/A filed with the SEC on January 7, 2005. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(13)
The security holder is Farallon Capital Offshore Investors, Inc. ("FCO"), which is managed by Farallon Capital Management, L.L.C. ("FCM"). FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. As managing members of FCM, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. FCM, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. The foregoing is based on a Schedule 13D/A filed with the SEC on January 7, 2005. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(14)
Amounts in columns (A) and (B) reflect (a) 419,588 common shares owned directly by Mr. Iordanou (including 346,594 restricted shares, which are subject to vesting), (b) 465,000 common shares issuable upon exercise of currently exercisable options and (c) 9,195 common shares owned directly by Mr. Iordanou's children. The amount in column (C) includes (a) 17,668 restricted common share units (4,417 of which are subject to vesting) which will be settled in common shares of ACGL after the termination of Mr. Iordanou's employment and (b) 80,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

(15)
Amounts in columns (A) and (B) and (C) reflect (a) 277,410 common shares owned directly by Mr. Ingrey, (b) 422,407 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(16)
Amounts in columns (A) and (B) reflect (a) 63,350 common shares owned directly by Mr. Vollaro (including 4,000 restricted shares, which are subject to vesting) and (b) 98,334 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 26,666 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(17)
Amounts in columns (A) and (B) reflect (a) 87,421 common shares owned directly by Mr. Evans (including 7,204 restricted shares, which are subject to vesting) and (b) 138,334 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 26,666 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(18)
Amounts in columns (A) and (B) reflect (a) 100 common shares owned directly by Mr. Jones and (b) 80,001 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes (a) 59,571 restricted common share units (30,785 of which are subject to vesting) which will be settled in common shares of ACGL after the termination of Mr. Jones' employment and (b) 59,999 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(19)
Amounts in columns (A) and (B) reflect (a) 27,453 common shares owned directly by Mr. Grandisson (including 18,228 restricted shares, which are subject to vesting, (b) 48,167 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares. The amount in column (C) includes 21,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(20)
Amounts in columns (A), (B) and (C) reflect (a) 149,347 common shares owned directly by Mr. Appel (including 522 restricted shares, which are subject to vesting), (b) 688,207 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(21)
Amounts in columns (A), (B) and (C) reflect (a) 2,638 common shares owned by a trust with Mr. Bragin as the sole beneficiary and his spouse as the trustee, (b) 522 restricted shares, which are subject to vesting and (c) 1,800 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Bragin.

(22)
Amounts in all columns solely reflect securities held by or for the benefit of the entities listed in note (4). Mr. Bunce serves as a managing director and an officer and 9.9% shareholder of HFCI Bermuda. Mr. Bunce disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein.

(23)
Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Carney are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Mr. Carney may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I. Mr. Carney disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(24)
Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(25)
Amounts in columns (A), (B) and (C) reflect (a) 10,047 common shares owned directly by Mr. Meenaghan (including 522 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(26)
Amounts in columns (A), (B) and (C) reflect (a) 37,110 common shares owned directly by Otter Capital, LLC, for which Mr. Pasquesi serves as the managing member, (b) 3,024 common shares owned directly by Mr. Pasquesi (including 522 restricted shares, which are subject to vesting), (c) 1,126,419 common shares issuable upon exercise of currently exercisable options and (d) common shares issuable upon conversion of preference shares.

(27)
Amounts in all columns solely reflect securities held by or for the benefit of the entities listed in note (4). Mr. Tunnell serves as a managing director and an officer and a 9.9% shareholder of HFCI Bermuda. Mr. Tunnell disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest in the issuer held through the H&F funds.

(28)
Amounts in columns (A), (B) and (C) reflect (a) 9,906 common shares owned directly by Mr. Works (including 522 restricted shares, which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(29)
Includes an aggregate of 169,275 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by two executive officers of subsidiaries of ACGL who are not directors of ACGL. The amount in column (C) includes 32,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof. Such executive officers do not own any preference shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2004, except for one Form 4 filed by the Company on behalf of Mr. Clements that was filed late.

Certain Relationships and Related Transactions

  Subscription Agreement

        Pursuant to the Subscription Agreement, an adjustment basket relating to certain non-core operations was calculated during the fourth quarter of 2003 for purposes of determining whether we would be required to issue additional preference shares to the investors who provided the 2001 capital infusion as a purchase price adjustment. The adjustment basket was equal to (1) the difference between value realized upon sale and the book value under GAAP at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of our insurance balances attributable to our core insurance operations with respect to any policy or contract written or having an effective date prior to November 20, 2001 at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket had been calculated as less than zero, we would have been required to issue additional preference shares (or, in certain extreme cases, preference shares of a subsidiary) to the investors based on the decrease in value of the components of the adjustment basket. In February 2004, the parties agreed that no purchase price adjustment was required pursuant to the above calculation and, accordingly, no additional preference shares will be issued to the investors. In November 2005, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement. Under the Subscription Agreement, we have agreed to reimburse the Warburg Pincus funds and the Hellman & Friedman funds for their costs and expenses in connection with the November 2001 capital infusion.

        All material agreements relating to the November 2001 capital infusion were included as exhibits to our 2004 Annual Report.

  Non-Core Business Payment Agreement

        On August 1, 2003, Constantine Iordanou became president and chief executive officer of ACGL. Mr. Iordanou succeeded Peter A. Appel, who remains on the Board of Directors of ACGL. Effective July 31, 2003, the Company agreed to pay $2,300,000 to Mr. Appel in recognition of his exceptional performance during his tenure as president and chief executive officer of ACGL. In addition, Mr. Appel agreed to assist ACGL in seeking to maximize the value of the assets deemed "non-core" under the Subscription Agreement. In that connection, we entered into a non-core business payment agreement with Mr. Appel which provided that Mr. Appel would be paid an amount equal to $1,500,000 if, and only if, the aggregate of the realized values of all non-core assets equaled or exceeded the aggregate of the adjusted closing book values of all such non-core assets. The agreement also provided that Mr. Appel would be paid an amount equal to 15% of the net excess, if any, of the realized value over the adjusted closing book value of all the non-core assets; provided, however, that any such additional amount payable would not exceed $1,500,000 (such that the aggregate amount payable under the non-core business payment agreement would not exceed $3,000,000). As a result of the resolution between us and the original investors from the November 2001 capital infusion regarding the value of the non-core assets at December 31, 2003, the Company accrued $3,000,000 related to the non-core business payment agreement, which amount was subsequently paid to Mr. Appel in February 2004.

  Other

        See also "Director Compensation" for a description of a consulting agreement entered into with Robert Clements, who is stepping down as chairman and a director of ACGL on March 31, 2005.

        In connection with our information technology initiative in 2002, we entered into arrangements with two software companies, which provide document management systems and information and research tools to insurance underwriters, in which Robert Clements and John M. Pasquesi, chairman and vice chairman of our Board of Directors, respectively, each hold minority ownership interests. We will pay approximately $50,000 in fees under one arrangement for the period of July 2004 to July 2005, and the other arrangement is variable based on usage. We made aggregate payments of approximately $456,000 under such arrangements for the year ended December 31, 2004.

        Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

PROPOSAL 2—APPROVAL OF 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

Introduction

        A proposal will be presented at the annual general meeting to approve ACGL's 2005 Long Term Incentive and Share Award Plan (the "2005 Plan"). On February 24, 2005, with the recommendation of the compensation committee, the Board of Directors approved the 2005 Plan, subject to shareholder approval. The purposes of the 2005 Plan are to advance the interests of ACGL and its shareholders by providing a means to attract, retain and motivate employees and directors of ACGL and its subsidiaries. The 2005 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

        The following summary is qualified in its entirety by reference to the 2005 Plan, which is attached as Appendix B of this proxy statement.

Description of 2005 Plan

  General

        The 2005 Plan will provide for the grant to eligible employees and directors stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents and other share-based awards (the "Awards"). The 2005 Plan also will provide our non-employee directors with the opportunity to receive the annual retainer fee for Board service in common shares. A maximum of up to 2,000,000 common shares will be reserved for issuance under the 2005 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. See "Proposal 2—Approval of 2005 Long Term Incentive and Share Award Plan—Description of 2005 Plan—Capital Structure Changes." At December 31, 2004, the remaining number of authorized shares under our existing plan, the 2002 Long Term Incentive and Share Award Plan, was approximately 1,026,949. If the 2005 Plan is approved by shareholders, the total number of common shares that will be reserved for issuance under our stock incentive plans will be 3,026,949.

  Eligibility and Administration

        Officers, other employees and directors of ACGL and its subsidiaries and affiliates who are responsible for, or contribute to, the management and profitability of the business of the Company will be eligible for grants of Awards under the 2005 Plan. The 2005 Plan will be administered by the compensation committee or such other committee of the Board of Directors (or the entire Board) as may be designated by the Board (the "Committee"). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an Award or accelerate vesting of Awards. The 2005 Plan will also provide for certain non-discretionary grants to non-employee directors. In addition, the 2005 Plan will provide for the payment of all or a portion of the annual retainer fee for non-employee directors in our common shares or cash. Approximately 900 employees and ten non-employee directors are currently eligible to participate in the 2005 Plan.

        The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2005 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

  Awards

        Incentive stock options intended to qualify for special tax treatment in accordance with the Code and non-qualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award.

        A share appreciation right ("SAR") will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exercise (or, if the Committee so determines, at any time during a specified period before or after the date of exercise) over the exercise price of the SAR set by the Committee as of the date of grant. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.

        The 2005 Plan specifically provides that the exercise price per share of options and SARs will not be less than the fair market value per share on the date of grant of the award. The 2005 Plan also specifically provides that outstanding options and SARs cannot be repriced, except for anti-dilution adjustments, or exchanged for other options or SARs with lower exercise rates.

        During a calendar year, the maximum number of common shares with respect to which options and SARs may be granted to an eligible participant under the 2005 Plan will be 1,000,000 shares.

        Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.

        A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

        Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.

        Performance objectives may vary from employee to employee and will be based upon such one or more performance criteria as the Committee may deem appropriate, including: growth in book, economic book and/or intrinsic book value; appreciation in value of the common shares; total shareholder return; earnings per share; comprehensive income; operating income; net income; pre-tax earnings; pre-tax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin; or any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

        During a calendar year, the maximum number of common shares with respect to which restricted shares, restricted share units, performance shares and performance units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code to an eligible participant under the 2005 Plan will be the equivalent of 500,000 shares. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under the 2005 Plan for any calendar year which is intended to qualify as performance-based compensation within Section 162(m) of the Code will not exceed $3,000,000.

        Dividend equivalents granted under the 2005 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2005 Plan.

  Payment of Board Retainer Fees in Stock or Cash

        Under the 2005 Plan, each non-employee director will have the option to receive his annual retainer fee in the form of common shares instead of cash. Any shares so elected will be payable at the time cash retainer fees are otherwise payable to non-employee directors, and the number of shares distributed will be equal to 100% of the amount of the annual retainer fee otherwise payable on such payment date divided by the fair market value of a common share on such date. See "Proposal 1—Election of Directors—Directors and Executive Officers—Compensation of Directors."

  Nontransferability

        Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant's immediate family or to a partnership, limited liability company or other entity under which the only partners or equity holders are one or more members of the participant's immediate family.

  Capital Structure Changes

        With respect to non-employee director options, in the event that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change (a "Capital Structure Change"), affects our common shares such that outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of ACGL or another corporation or other consideration, then in order to maintain the proportionate interest of the non-employee directors and preserve the value of such directors' options, (i) there will automatically be substituted for each share subject to an unexercised non-employee director's option and each share to be issued to such directors under the 2005 Plan subsequent to such event, the number and kind of shares, other securities or other consideration into which each outstanding share will be changed or for which each such share will be exchanged, and (ii) the exercise price will be increased or decreased proportionately so that the aggregate purchase price for the shares subject to any unexercised non-employee director's option will remain the same as immediately prior to such event.

        If the Committee determines that any Capital Structure Change or other similar corporate transaction or event affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible employees under the 2005 Plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the 2005 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

  Amendment and Termination

        The 2005 Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors at any time, in whole or in part. However, any amendment for which shareholder approval is required by Section 422 of the Code will not be effective until such approval has been attained. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2005 Plan may impair the rights or, in any other manner, adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2005 Plan will expire in April 2015, and no further awards may be granted thereunder after such date.

  Market Value

        The per share closing price of our common shares on March 21, 2005 was $39.96.

  Federal Income Tax Consequences

        The following is a summary of the federal income tax consequences of the 2005 Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretation thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

        Stock Options. In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to ACGL or any of its subsidiaries. The tax consequences associated with the exercise of an option and the subsequent disposition of common shares acquired on the exercise of such option depend on whether the option is a non-qualified stock option or an incentive stock option.

        Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.

        Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to ACGL, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2005 Plan is exercised after these periods, the exercise will be treated for U.S. federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2005 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of ACGL and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.

        If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.

        Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.

        Restricted Shares. A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Dividends paid with respect to common shares that are nontransferable will be ordinary compensation income to the participant (and generally deductible by an employer that is a United States subsidiary). Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.

        In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to ACGL or any of its subsidiaries. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

        SARs and Other Awards. With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2005 Plan not described above,

generally, when a participant receives payment with respect to any such Award granted to him or her under the 2005 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.

        Payment of Withholding Taxes. ACGL may withhold, or require a participant to remit to ACGL or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2005 Plan.

  Limitation on Deductibility

        Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2002 Plan) by a public company to a "covered employee" (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1,000,000 each. See "Proposal 1—Election of Directors—Report of the Compensation Committee of the Board of Directors—Compliance with Internal Revenue Code Section 162(m)."

  Compliance with Section 409A

        It is intended that the 2005 Plan and the Awards granted thereunder will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and that the 2005 Plan and the Awards granted thereunder be interpreted on a basis consistent with such intent. The 2005 Plan and the Awards granted thereunder may be amended in any respect deemed necessary (including retroactively) by the Board or the Committee in order to preserve compliance with Section 409A of the Code.

  New Plan Benefits

        No benefits have been received or allocated to any employee or non-employee director under the 2005 Plan, and therefore a "New Plan Benefits" table has not been included.

  Securities Authorized For Issuance Under Equity Compensation Plans

        Our shareholders approved the 2002 Long Term Incentive and Share Award Plan ("2002 Plan") on June 27, 2002. The 2002 Plan provides for grants of stock options, stock appreciation rights, restricted shares, restricted units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents and other share-based awards common shares to our new employees, existing employees and members of our board of directors. We also adopted, and our shareholders approved, the 1995 Long Term Incentive and Share Award Plan ("1995 Plan") and the 1999 Long Term Incentive and Share Award Plan ("1999 Plan") in 1996 and 1999, respectively. In addition, our shareholders approved the 1995 Employee Stock Purchase Plan in 1996, but this plan was suspended in December 2002. All of the shares reserved for issuance under the 1995 Plan and the 1999 Plan have been granted pursuant to existing awards.

        In October 2001, we adopted the Long Term Incentive Plan for New Employees ("New Employee Plan") to provide incentives to attract and motivate new hires in connection with the launch of our underwriting initiative. A total of 3,295,170 of such share awards were granted under the New Employee Plan. As eligibility under the New Employee Plan was restricted to new hires, none of the shares under the New Employee Plan were available for grants to directors or existing employees. As a result, in order to be in a position to provide long-term incentive compensation for our employees and directors, in June 2002, following shareholder approval, we adopted the 2002 Plan, and the New Employee Plan was terminated. In addition, in October 2001, we awarded an aggregate of 2,455,575 shares under certain individual award agreements, of which substantially all were approved by shareholders in June 2002.

        The following information is as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options (1), warrants and rights (a)	Weighted-average exercise price of outstanding options (1), warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,919,319	$25.83	1,026,949
Equity compensation plans not approved by security holders	2,252,880	$23.26	0

Total	6,172,199	$24.89	1,026,949

(1)
Includes all vested and unvested options.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for approval of the 2005 Long Term Incentive and Share Award Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN.

PROPOSAL 3—ELECTION OF SUBSIDIARY DIRECTORS

        Under our bye-law 75, the boards of directors of any of our subsidiaries that is incorporated in Bermuda, Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as Designated Company Directors.

        The persons named below have been nominated to serve as Designated Company Directors of our non-United States subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd.	Arch Capital Holdings Ltd.
Dwight R. Evans	Graham B. Collis
Marc Grandisson	John D. Vollaro
Ralph E. Jones III
Nicolas Papadopoulo
Arch Insurance Company (Europe) Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Insurance Company Limited Alternative Underwriting Services, Ltd.
Dwight R. Evans	James J. Ansaldi
Ralph E. Jones III	Graham B. Collis
Thomas G. Kaiser	John D. Vollaro
Martin J. Nilsen
Michael Quinn
Robert T. Van Gieson
Graham Ward
Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 3)
Dwight R. Evans
Ralph E. Jones III
Marc Grandisson
Nicolas Papadopoulo

        Mr. Ansaldi, 53, has served as president of the insurance division of Arch Insurance (Bermuda), a division of Arch Re (Bermuda) since 2002. Prior to joining Arch, Mr. Ansaldi was an executive vice president at Aon in Bermuda from 2000. From 1988 to 2000, he served as a senior vice president at XL Insurance Company. Mr. Ansaldi holds a B.S. degree and an M.S. degree from St. John's University.

        Mr. Collis, 45, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.

        Mr. Evans, 52, has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since February 2005. Prior to February 2005, he served as chairman and chief executive officer of Arch Re (Bermuda) from April 2004 and as president of Arch Re (Bermuda) from October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance

Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

        Mr. Grandisson, 37, has served as president and chief executive officer of Arch Re (Bermuda) since February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mr. Jones, 48, joined Arch Insurance Group Inc. ("Arch Insurance Group") as president and chief executive officer on July 1, 2003. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Mr. Kaiser, 58, joined Arch Insurance Group in June 2002 as president of the Property, Energy, and Marine Division. Prior to joining Arch, Mr. Kaiser served as president and chief executive officer of Zurich Corporate Solutions, Zurich, from September 1999 to May 2002 and as president and chief executive officer of Enterprise Risk, a unit of Zurich U.S. from February 1998 to September 1999. From 1993 to February 1998, Mr. Kaiser was employed by American International Group, where he held several positions including vice president of AIG Foreign General, president of AIU Energy Division and president of Star Technical Risk Agency. From 1975 to 1993, Mr. Kaiser held various positions with Arkwright Mutual, including senior vice president and area manager. Mr. Kaiser holds B.S. and M.A. degrees from the State University of New York.

        Mr. Nilsen, 55, joined Arch Insurance Group in November 2002 as senior vice president and general counsel, and became secretary in May 2003. Prior to joining Arch, Mr. Nilsen practiced law with the firm of Edwards & Angell LLP from December 1999 to November 2002, as counsel and partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm's New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies' law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John's University.

        Mr. Papadopoulo, 42, has served as chief underwriting officer of Arch Re (Bermuda) since October 2004. Mr. Papadopoulo joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and

École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

        Mr. Quinn, 63, has been a partner at Crobern Management Partnership, an investment company specializing in the healthcare sector. Since 1992, he has also served as chairman and chief executive officer, as well as a director of Myerson L.L.C., a manufacturer of dentures and related products, since 2002. From 1997 to 2002, he was president, chief executive officer and a director of Austenal Inc., which manufactures products and systems used in the manufacture of dental prosthetics. From 1992 to 1997, he was a director, chairman and chief executive officer of International Medical Specialties, a marketer and distributor of medical specialty products. From 1963 to 1987, Mr. Quinn held various positions at Baxter International Inc.

        Mr. Van Gieson, 59, has been president, chief executive officer and a director of Arch Insurance Company (Europe) Limited ("Arch Europe") since November 2003. Mr. Van Gieson was retired from 1999 until 2003, when he joined the company as president and chief executive officer of Arch Capital UK Ltd. From 1996 to 1999, Mr. Van Gieson served as a senior vice president of CNA Financial, with responsibilities as the chief executive officer for its global operations. Prior to joining CNA, Mr. Van Gieson was employed by Chubb & Son from 1967 until 1996, where he held various senior executive positions, including chairman and chief executive officer of Chubb Insurance Company of Europe, from 1990 to 1996, and president of Chubb Insurance Company of Canada from 1983 to 1990. Mr. Van Gieson holds a B.S. degree from Seton Hall University, and attended the Harvard Business School Program for Management Development.

        Mr. Vollaro, 60, has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Mr. Ward, 43, joined Arch Europe as senior vice president and chief financial officer in January 2004. From 1991 until 2003, Mr. Ward was employed by Liberty Mutual Insurance Company (UK) Limited, where he held various positions including finance director from 1997 until 2003, group financial controller from 1995 to 1997 and business analysis manager from 1991 to 1995. From 1983 to 1991, Mr. Ward was employed by the firm of Neville Russell Chartered Accountants, London, including an assignment with Bowie Wilson, Miles and Co, Sydney, an affiliated firm, between 1988 and 1990. Mr. Ward holds a B.A. from the University of Exeter.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the election of Designated Company Directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2005. PricewaterhouseCoopers LLP has served as ACGL's independent registered public accounting firm from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

        The following summarizes the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in 2004 and 2003, except that Audit Fees also includes amounts incurred but not yet billed:

	2004	2003
Audit Fees(1)	$6,350,335	$2,364,023
Audit Related Fees(2)	586,916	128,321
Tax Fees(3)	251,979	624,770
All Other Fees(4)	945	0

	$7,190,175	$3,117,114

(1)
For 2004, Audit Fees consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. In 2004, approximately $3.5 million of such Audit Fees related to the audit of management's assessment of its internal control over financial reporting. For 2003, Audit Fees consisted primarily of fees for the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)
For 2004, Audit Related Fees consisted of (i) $396,860 for the audit of the Company's benefit plans and other audit related services and (ii) $190,056 related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002. For 2003, Audit Related Fees primarily related to implementation of Section 404 under the Sarbanes-Oxley Act of 2002.

(3)
Tax Fees consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)
All Other Fees consisted of fees for the licensing of an accounting research software tool.

        The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. From and after August 2002, the audit committee has approved all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at it next scheduled meeting.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2005.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL GENERAL MEETING

        All proposals of securityholders intended to be presented at the 2006 annual general meeting of shareholders must be received by the Company not later than November 29, 2005 for inclusion in our proxy statement and form of proxy relating to the 2006 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 15, 2006. Notices of intention to present proposals at next year's annual general meeting should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

        A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

        Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004. Please direct such requests to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

Appendix A

ARCH CAPITAL GROUP LTD.
Audit Committee Charter

Organization

        The Audit Committee of the Board of Directors of Arch Capital Group Ltd. (the "Company") shall be composed of three or more Directors. Each member of the Audit Committee shall meet the then independence requirements of the Securities and Exchange Commission (the "SEC") and National Association of Securities Dealers, Inc. (the "NASD") (unless otherwise permitted by the then independence requirements of the SEC and NASD) and shall otherwise be independent of management and the Company and free of any relationship which, in the opinion of the Board of Directors, would interfere with the Director's exercise of independent judgment as an Audit Committee member.

        Audit Committee members shall be appointed by and may be replaced by the Board of Directors. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement in accordance with the audit committee requirements of the NASD. It is expected that at least one member of the Audit Committee shall be a financial expert as defined by the SEC.

Purpose

        The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

        The Audit Committee is also responsible for producing an annual report for inclusion in the Company's proxy statement.

        It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

        The Audit Committee shall also function as the Company's Qualified Legal Compliance Committee ("QLCC") under applicable SEC rules and shall have all the rights and powers necessary, and authorities and responsibilities to act as QLCC, including those set forth in such rules.

Meetings

        The Audit Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require, and shall make regular reports to the Board of Directors. In order to foster open communications, the Audit Committee shall meet regularly with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately.

Committee Authority and Responsibilities

  1.
  The Audit Committee shall have the sole authority to appoint and replace the independent auditors.

  2.
  The Audit Committee shall have direct responsibility for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting).

  3.
  The Audit Committee shall engage independent counsel and other advisers as it determines necessary or appropriate to carry out its duties.

  4.
  The Audit Committee shall review with Company management and the independent auditors the proposed overall scope of the Company's annual audit, the adequacy and integrity of the Company's system of internal controls, including information technology security and control, and the Company's audited financial statements and related disclosures.

  5.
  The Audit Committee shall preapprove all audit and permitted non-audit services to be provided to the Company by the independent auditors (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible) in accordance with the rules and regulations of the SEC. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to preapprove audit and permitted non-audit services, provided such preapproval decision is presented to the full Audit Committee at its next scheduled meeting.

  6.
  The Audit Committee shall obtain from the independent auditors each year a formal written statement delineating all relationships between the independent auditors and the Company.

  7.
  The Audit Committee shall, prior to the filing of an audit report with the SEC, obtain from the independent auditors reports on all critical accounting policies and practices to be used, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

  8.
  The Audit Committee shall, prior to the filing of an audit report with the SEC, obtain from the independent auditors any other material written communications between the independent auditors and management, including a schedule of unadjusted audit differences.

  9.
  The Audit Committee shall periodically engage in a dialogue with the independent auditors regarding any disclosed relationships or services which may impact the objectivity and independence of the independent auditors.

  10.
  Based on a review of the independent auditors' formal statement and reports and the Audit Committee's dialogue with the independent auditors, the Audit Committee shall make a determination regarding the independence of the independent auditors and take other appropriate action, or recommend that the Board of Directors take such action.

  11.
  The Audit Committee shall review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  12.
  The Audit Committee shall establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  13.
  The Audit Committee shall review with management and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function. The Audit

    Committee shall review the effectiveness of the internal audit function and shall, on a regular basis, meet separately with the internal audit representatives.

  14.
  The Audit Committee shall review periodically with management and independent auditors any codes, programs, standards or policies adopted by the Company from time to time which seek to ensure that the business of the Company is conducted in an ethical and legal manner, as well as the systems established by the Company to monitor compliance with such codes, programs, standards or policies. Such reviews will be undertaken in the manner and not less frequently than required by the terms of the applicable code, program, standard or policy.

  15.
  The Audit Committee shall discuss with the independent auditors their judgments about the quality (and not merely the acceptability) of the Company's accounting principles as applied in its financial reporting.

  16.
  The Audit Committee shall review with the Company's counsel any legal and regulatory matters that may have a material impact on the Company's financial statements.

  17.
  The Audit Committee shall review with the independent auditors significant changes in accounting principles and practices.

  18.
  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

  19.
  The Audit Committee shall review and assess compliance with all applicable rules and regulations of the SEC and NASD specifically applicable to the composition and responsibilities of the Audit Committee.

  20.
  The Audit Committee is empowered to seek any information it requires from employees.

  21.
  The Audit Committee shall perform such other activities as the Board of Directors may from time to time deem necessary or appropriate.

  22.
  The Audit Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report or evidence of a material violation of SEC Rule 205 relating to QLCCs.

Appendix B

ARCH CAPITAL GROUP LTD.

2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

ARCH CAPITAL GROUP LTD.
2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

        1.    Purposes.    The purposes of the 2005 Long Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

        2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

        "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

        "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, Other Share-Based Award or Director's Share granted to an Eligible Person under the Plan.

        "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

        "Beneficiary" means the person, persons, trust or trusts which have been designated by such Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

        "Board" means the Board of Directors of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

        "Committee" means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.

        "Company" means Arch Capital Group Ltd., a corporation organized under the laws of Bermuda, or any successor corporation.

        "Director" means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

        "Director's Shares" means Shares granted to a Director as payment of the Director's annual retainer fee pursuant to the Director's election under Section 7 of the Plan.

        "Dividend Equivalent" means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

        "Eligible Person" means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an

Affiliate; provided, however, that any such Award shall not become vested prior to the date the employee first performs such services.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

        "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

        "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

        "NQSO" means any Option that is not an ISO.

        "Option" means a right, granted under Section 5(b), to purchase Shares.

        "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

        "Participant" means an Eligible Person who has been granted an Award under the Plan.

        "Performance Share" means a performance share granted under Section 5(f).

        "Performance Unit" means a performance unit granted under Section 5(f).

        "Plan" means this 2005 Long Term Incentive and Share Award Plan.

        "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

        "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

        "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

        "SAR" or "Share Appreciation Right" means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

        "Shares" means common shares, $.01 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

        "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        3.    Administration.

        (a)    Authority of the Committee.    The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

            (i)  to select Eligible Persons to whom Awards may be granted;

           (ii)  to designate Affiliates;

          (iii)  to determine the type or types of Awards to be granted to each Eligible Person;

          (iv)  to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

           (v)  to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

          (vi)  to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

         (vii)  to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

        (viii)  to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix)  to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

           (x)  to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

          (xi)  to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

        (b)    Manner of Exercise of Committee Authority.    The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.

        (c)    Limitation of Liability.    Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

        (d)    Limitation on Committee's Discretion.    Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

        (e)    No Option or SAR Repricing Without Shareholder Approval.    Except as provided in the first sentence of Section 4(c) hereof relating to certain antidilution adjustments, unless the approval of shareholders of the Company is obtained, Options and SARs issued under the Plan shall not be amended to lower their exercise price and Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices.

        4.    Shares Subject to the Plan.

        (a)   Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be 2,000,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised. Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options and SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 1,000,000 Shares and (ii) with respect to Performance Shares, Performance Units, Restricted Shares and Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 500,000 Shares during a calendar year to any Eligible Person under this Plan. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan for any calendar year to any Eligible Person that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall not exceed $3,000,000.

        (b)   Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

        (c)   In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

        5.    Specific Terms of Awards.

        (a)    General.    Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

        (b)    Options.    The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

          (i)    Exercise Price.    The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

          (ii)    Option Term.    The term of each Option shall be determined by the Committee, but such term shall not exceed ten years.

          (iii)    Time and Method of Exercise.    The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons; provided, however, that in no event may any portion of the exercise price be paid with Shares acquired either under an Award granted pursuant to this Plan, upon exercise of a stock option granted under another Company plan or as a stock bonus or other stock award granted under another Company plan unless, in any such case, the Shares were acquired and vested more than six months in advance of the date of exercise.

          (iv)    ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

        (c)    SARs.    The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

          (i)    Right to Payment.    A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

          (ii)    Other Terms.    The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

        (d)    Restricted Shares.    The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

          (i)    Issuance and Restrictions.    Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

          (ii)    Forfeiture.    Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

          (iii)    Certificates for Shares.    Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

          (iv)    Dividends.    Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

        (e)    Restricted Share Units.    The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

          (i)    Award and Restrictions.    Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such criteria were in fact satisfied.

          (ii)    Forfeiture.    Except as otherwise determined by the Committee at the date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

          (iii)    Dividend Equivalents.    Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine.

        (f)    Performance Shares and Performance Units.    The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

          (i)    Performance Period.    The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon such one or more of the following performance criteria as the Committee may deem appropriate: growth in book, economic book and/or intrinsic book value; appreciation in value of the Shares; total shareholder return; earnings per share; comprehensive income; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin; or any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

          (ii)    Award Value.    At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met. The Committee must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

          (iii)    Significant Events.    If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

          (iv)    Forfeiture.    Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

          (v)    Payment.    Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

        (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

        (h)    Other Share-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

        6.    Certain Provisions Applicable to Awards.

        (a)    Stand-Alone, Additional, Tandem and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion. Notwithstanding the foregoing, unless the approval of shareholders of the Company is obtained, the exercise price of any Option, grant price of any SAR or purchase price of any other Award conferring a right to purchase Shares which is granted in exchange or substitution for an option, SAR or other award granted by the Company (other than in connection with a transaction described in Section 4(c) hereof) shall not be less than the exercise price, grant price or purchase price of the exchanged or substituted option, SAR or other award, and outstanding Awards shall not be amended (other than in connection with a transaction described in Section 4(c) hereof) to reduce the exercise price, grant price or purchase price of any such Award.

        (b)    Terms of Awards.    The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).

        (c)    Form of Payment Under Awards.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

        (d)    Nontransferability.    Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her "immediate family", to a trust established for the exclusive benefit of solely one or more members of the Participant's "immediate family", or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Participant's "immediate family." Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family." means the Participant's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Person's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person's creditors.

        (e)    Noncompetition.    The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

        7.    Director's Shares.    Each Director may make an election in writing to receive the Director's annual retainer fees payable annually in the form of Shares instead of cash at least ten (10) days prior to the payment of such annual retainer fee. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make an election under this Section 7 within 30 days of such election or appointment in respect of annual retainer fees payable after the date of the election. Any election made under this Section 7 shall remain in effect unless and until a new election is made in accordance with the provisions of this Section 7.

        8.    General Provisions.

        (a)    Compliance with Legal and Trading Requirements.    The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law.

        (b)    No Right to Continued Employment or Service.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's or director's employment or service at any time.

        (c)    Taxes.    The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person's tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law

        (d)    Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

        (e)    No Rights to Awards; No Shareholder Rights.    No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

        (f)    Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

        (g)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

        (h)    Not Compensation for Benefit Plans.    No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

        (i)    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Persons, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

        (j)    Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.

        (k)    Effective Date; Plan Termination.    The Plan, as amended and restated, shall become effective as of April 28, 2005 (the "Effective Date"), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on the date which is 10 years after the Effective Date.

        (l)    Section 409A.    It is intended that the Plan and the Awards granted thereunder will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and the Plan and the Awards granted thereunder shall be interpreted on a basis consistent with such intent. The Plan and any Awards granted thereunder may be amended in any respect deemed necessary (including retroactively) by the Board or the Committee in order to preserve compliance with Section 409A of the Code.

        (m)    Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF
SHAREHOLDERS ON APRIL 28, 2005

        This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company"). The undersigned hereby appoints Constantine P. Iordanou and John D. Vollaro as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 21, 2005, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on April 28, 2005 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.

(Continued and to be signed on the reverse side)

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

April 28, 2005

Please vote, date and
sign below and return
promptly in the
enclosed envelope.

Please detach.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.

  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	To elect the nominees listed as Class I Directors of the Company for a term of three years.	3.	To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.
		NOMINEES:				NOMINEES:
☐	FOR ALL NOMINEES	☐	Paul B. Ingrey	☐	FOR ALL NOMINEES	☐	James J. Ansaldi
		☐	Kewsong Lee			☐	Graham B. Collis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐	David R. Tunnell Robert F. Works	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐ ☐	Dwight R. Evans Marc Grandisson Ralph E. Jones III
☐	FOR ALL EXCEPT (See instructions below)			☐	FOR ALL EXCEPT (See instructions below)	☐ ☐ ☐	Thomas G. Kaiser Martin J. Nilsen Nicolas Papadopoulo
INSTRUCTION: To WITHHOLD authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ☒						☐ ☐ ☐ ☐	Michael Quinn Robert T. Van Gieson John D. Vollaro Graham Ward
INSTRUCTION: To WITHHOLD authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	To approve the 2005 Long Term Incentive and Share Award Plan as set forth in an appendix to, and as described in, the enclosed proxy statement.	☐	☐	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and hereby revokes all previously granted proxies.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

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ARCH CAPITAL GROUP LTD. NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
THE ANNUAL GENERAL MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
CUMULATIVE TOTAL SHAREHOLDER RETURN (1)(2)
PROPOSAL 2—APPROVAL OF 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN
PROPOSAL 3—ELECTION OF SUBSIDIARY DIRECTORS
PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL GENERAL MEETING
ARCH CAPITAL GROUP LTD. Audit Committee Charter
ARCH CAPITAL GROUP LTD. 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN
ARCH CAPITAL GROUP LTD. 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN
ARCH CAPITAL GROUP LTD.
PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 28, 2005